UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest
event reported) February 24, 2019

PacWest Bancorp
(Exact name of registrant as specified in its charter)

Delaware	001-36408	33-0885320
(State of	(Commission File Number)	(IRS Employer
Incorporation)		Identification No.)

9701 Wilshire Blvd., Suite 700, Beverly Hills, California 90212
(Address of principal executive offices and zip code)

(310) 887-8500
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230-425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.  Other Events.

Stock Repurchase Program

On February 24, 2019, the Board of Directors of PacWest Bancorp (the “Company”) authorized a new stock repurchase program, effective March 1, 2019, to repurchase Company common shares with an aggregate purchase price not to exceed $225 million and with a program maturity date of February 29, 2020. The maturity date of the Company’s existing stock repurchase program is February 28, 2019.

Since the existing program inception in October 2016 through December 31, 2018, the Company repurchased 8,583,296 shares at an aggregate cost of approximately $434.0 million. In 2019, through February 22, 2019, the Company repurchased an additional 1,199,718 shares at an aggregate cost of approximately $47.5 million.

The common stock repurchases may be effected through open market purchases or in privately negotiated transactions and may utilize any derivative or similar instrument to effect share repurchase transactions (including, without limitation, accelerated share repurchase contracts, equity forward transactions, equity option transactions, equity swap transactions, cap transactions, collar transactions, floor transactions or other similar transactions, or any combination of the foregoing transactions). The amount and exact timing of any repurchases will depend upon market conditions and other factors. There are no assurances the Company will repurchase any shares during the term of the new stock repurchase program, and the new stock repurchase program may be suspended or discontinued at any time.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PACWEST BANCORP

Date: February 25, 2019	By:	/s/ Bart R. Olson
	Name:	Bart R. Olson
	Title:	Executive Vice President and Chief Accounting Officer